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                                                             Exhibit (j)(3)(iii)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Statement of Additional Information" and "Financial Statements" in Post-Effective Amendment No. 79 under the Securities Act of 1933 and Amendment No. 85 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A No. 33-36528 and 811-6161) and related Prospectus and Statement of Additional Information of PIMCO Funds: Multi-Manager Series and to the incorporation by reference therein of our report dated August 9, 2002, with respect to the financial statements and financial highlights included in the Pacific Rim Fund (one of the series constituting the Nicholas-Applegate Institutional Funds) for the period ended June 30, 2002, filed with the Securities and Exchange Commission.



Los Angeles, California
March 31, 2003